Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426

Mercer Insurance Group, Inc. Announces 2003 Earnings

Pennington, New Jersey, February 25, 2004 – Mercer Insurance Group, Inc. (Nasdaq: MIGP) today reported its results of operations for the year and the quarter ended December 31, 2003. Mercer Insurance Group, Inc. is a holding company owning all of the outstanding shares of Mercer Insurance Company, the company resulting from the conversion of Mercer Mutual Insurance Company from the mutual to the stock form of ownership on December 15, 2003 (the “Conversion”).

For the full year ended 2003, the Company reported net income of $583,000, as compared to $2.2 million for 2002. On a pro forma basis, which assumes that shares issued in the Company’s stock conversion on December 15, 2003 were outstanding for the full year, the Company reported net income of $0.09 per share for 2003. After tax realized investment gains for 2003 were $464,000, or $0.07 per share on a pro forma basis, compared with an after tax realized loss of ($145,000) in 2002. The 2003 results include an after-tax charge of $514,000 for shares allocated to the accounts of employee participants of the Mercer Insurance Group, Inc. Employee Stock Ownership Plan’s (the “ESOP”), for which there was no equivalent charge in 2002, and which amounted to $0.08 per share on a pro forma basis.  This represents a full year’s allocation of ESOP shares to employee participant accounts even though the Conversion was not completed until December.  The Company’s book value per share was $15.65 as of December 31, 2003.

Net income for the fourth quarter of 2003 was $138,000, as compared to net income of $407,000 for the same period in the prior year. On a pro forma basis, the Company earned $0.02 for the fourth quarter of 2003. After tax realized investment gains for the fourth quarter of 2003 were $378,000, or $0.06 per share on a pro forma basis. The 2003 fourth quarter results included the after-tax charge referred to above of $514,000 for shares allocated to the accounts of employee participants for the ESOP’s 2003 plan year, for which there was no equivalent charge in 2002, and which amounted to $0.08 per share on a pro forma basis.

In commenting on the results for the year and the quarter, Andrew Speaker, President & CEO, said, “We are very pleased with the response of our policyholders to the

Conversion and the capital raised during the conversion process; however, we are disappointed in the results of operations for 2003.  Numerous small weather-related events, including windstorms, tornadoes, hail and the residual effects of a hurricane, increased loss activity during 2003.  Because of the relative size of these losses, many did not exceed our retention level under our reinsurance agreements. We look forward to returning to more profitable results in the future that are more consistent with our results in recent years.”

Revenues for the full year 2003 were $50.7 million, an increase of 18.8% over a year earlier, with net premiums earned for the year of $47.9 million, an 18.3% increase over 2002. The Company’s combined ratio for 2003 was 103.8%, compared to 96.4% for 2002. The lower interest rate environment continued to impact investment income, which decreased 17.2% to $1,707,000 for 2003, compared to $2,061,000 for 2002. Because the proceeds of the Conversion were not received by the Company until December 15, 2003, investment income of the Company for 2003 reflects only a minor amount of related income.

Revenues for the fourth quarter of 2003 were $14.3 million, an increase of 24.8% over a year earlier, with net premiums earned for the fourth quarter of $13.1 million, a 20.8% increase over the fourth quarter of 2002. The Company’s combined ratio for the fourth quarter of 2003 was 107.8%, compared to 97.4% for the fourth quarter of 2002, reflecting the full ESOP charge in the fourth quarter.

Prior to the Conversion, the holding company had no activity and all of the group’s business was undertaken by Mercer Mutual Insurance Company and its subsidiaries. At the time of the Conversion, 6,845,733 shares of Mercer Insurance Group, Inc. were issued, with net cash proceeds of approximately $53 million received by the Company in exchange for the shares. The shares issued included 626,111 shares issued to the ESOP as to which no cash proceeds were received because the ESOP funded the purchase of these shares with a loan from the Company.  Approximately 10% of the ESOP shares were allocated to the retirement accounts of employee participants for the 2003 plan year in the fourth quarter.  The shares issued also include 502,525 shares issued to former shareholders of the Franklin Holding Company, Inc. (“Franklin”) in exchange for the remaining interest in Franklin which Mercer did not own prior to the Conversion.

Mercer Insurance Group, Inc. is a property and casualty insurance holding company whose insurance subsidiaries offer commercial and personal lines of insurance to businesses and individuals in Pennsylvania and New Jersey.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income

(unaudited; in thousands, except per-share amounts)

	Fourth Quarter Ended
	December 31, 2003	December 31, 2002

Net premiums earned	$13,102	$10,847
Investment income, net of investment expenses	486	441
Realized investment gains	573	50
Other Revenue	94	84
Total revenues	14,255	11,422

Losses and loss adjustment expenses	8,133	5,410
Amortization of deferred policy acquisition costs	4,017	3,002
Other expenses	1,973	2,151
Stock conversion expenses	1	95
Total expenses	14,124	10,658

Income before income taxes and minority interest in income of subsidiary	131	764
Income tax (benefit)	(14)	298

Income before minority interest in income of subsidiary	145	466
Minority interest in income of subsidiary	(7)	(59)

Net income	$138	$407

Pro-forma net income per common share
Basic	$0.02	N/A
Diluted	$0.02	N/A

Pro-forma weighted average number of shares outstanding
Basic	6,282,233	N/A
Diluted	6,282,233	N/A

Supplementary Financial Data

Net written premiums	$13,569	$11,724

GAAP combined ratio	107.8%	97.4%

	Year Ended
	December 31, 2003	December 31, 2002

Net premiums earned	$47,864	$40,454
Investment income, net of investment expenses	1,707	2,061
Realized investment gains (losses)	703	(220)
Other revenue	386	329
Total revenues	50,660	42,624

Losses and loss adjustment expenses	27,733	20,067
Amortization of deferred policy acquisition costs	13,413	10,953
Other expenses	8,560	7,974
Stock conversion expenses	66	95
Total expenses	49,772	39,089

Income before income taxes and minority interest in income of subsidiary	888	3,535
Income tax	174	1,155

Income before minority interest in income of subsidiary	714	2,380
Minority interest in income of subsidiary	(131)	(138)

Net income	$583	$2,242

Pro-forma net income per common share
Basic	$0.09	N/A
Diluted	$0.09	N/A

Pro-forma weighted average number of shares outstanding
Basic	6,282,233	N/A
Diluted	6,282,233	N/A

Supplementary Financial Data

Net written premiums	$52,802	$44,471

Book value per common share	$15.65	N/A

GAAP combined ratio	103.8%	96.4%

Consolidated Balance Sheet

(unaudited; in thousands, except share amounts)

	December 31, 2003	December 31, 2002

ASSETS
Investments, at fair value:
Fixed income securities, available-for sale:	$46,277	$49,247
Equity securities	22,656	20,332
Short-term investments, at amortized cost, which approximates fair value	54,396	—
Total investments	123,329	69,579
Cash and cash equivalents	15,350	7,201
Premiums receivable	9,096	7,121
Reinsurance receivable	4,159	3,489
Prepaid reinsurance premiums	1,614	1,146
Deferred policy acquisition costs	7,387	5,783
Accrued investment income	596	599
Property and equipment, net	6,944	5,713
Deferred income taxes	—	1,411
Goodwill	4,673	2,876
Other assets	2,727	930
Total assets	$175,875	$105,848

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$37,261	$31,348
Unearned premiums	30,329	24,923
Accounts payable and accrued expenses	7,937	8,000
Other reinsurance balances	81	210
Other liabilities	1,228	1,238
Deferred income taxes	713	—
Total liabilities	$77,549	$65,719

Minority interest in subsidiary	—	$3,112

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 6,845,733 shares, outstanding 6,282,233 shares	—	—
Additional paid-in capital	$64,871	—
Accumulated other comprehensive income	4,478	$2,988
Retained earnings	34,612	34,029
Unearned ESOP shares	(5,635)	—
Total stockholders’ equity	98,326	37,017
Total liabilities and stockholders’ equity	$175,875	$105,848